Exhibit 3.1

ARTICLES OF INCORPORATION

OF

STEEL NEWCO INC.

ARTICLE I

The name of the corporation is Steel Newco Inc. (the “Corporation”).

ARTICLE II

The address, including street, number, city, and county, of the registered office of the Corporation in the County of Gwinnett, State of Georgia is 2 Sun Court, Suite 400, Peachtree Corners, GA 30092, and the name of the registered agent of the Corporation in the State of Georgia at such address is Corporation Service Company. The mailing address of the initial principal office of the Corporation is 2 Sun Court, Suite 400, Peachtree Corners, GA 30092.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful business for which corporations may be organized and incorporated under the Business Corporation Code of the State of Georgia.

ARTICLE IV

Section 1.             The Corporation shall be authorized to issue 2 shares of capital stock, all of which 2 shares shall be shares of common stock, par value $1.00 per share (the “Common Stock”).

Section 2.            Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the unanimous vote or written consent of the holders of all of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by law, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).

ARTICLE VII

Meetings of the shareholders shall be held at such place, within or without the State of Georgia as may be designated by, or in the manner provided in, the By-Laws, or if not so designated, at the registered office of the Corporation in the State of Georgia. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

These Articles of Incorporation may be amended, altered, changed or repealed only by unanimous vote or written consent of the holders of all of the issued and outstanding shares of capital stock of the Corporation. Without limitation of the foregoing, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and any other provisions authorized by the laws of the State of Georgia at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law and these Articles of Incorporation, and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

LIMITATION OF DIRECTOR LIABILITY

Section 1.             Limitation of Liability. A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability to the extent required by applicable law:

(i)          for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

(ii)         for acts or omissions which involve intentional misconduct or a knowing violation of law;

(iii)        for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

(iv)        for any transaction from which the director received an improper personal benefit.

Section 2.             Repeal or Modification of this Article. Any repeal or modification of the provisions of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

Section 3.             Additional Provisions. If the Georgia Business Corporation Code is amended, after this Article becomes effective, to authorize corporate action further eliminating or limiting the liability of directors, then, without further corporate action, the liability of a director of the Corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended.

Section 4.             Severability. In the event that any of the provisions of this Article (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

ARTICLE X

The name and mailing address of the sole incorporator is Claire Yang, Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019.

ARTICLE XI

The Corporation shall publish a notice of the filing of these Articles of Incorporation in accordance with Section 14-2-201.1(b) of the Georgia Business Corporation Code.

IN WITNESS WHEREOF, I, the undersigned, being the sole incorporator herein named, do hereby further certify that the facts herein above stated are truly set forth and, accordingly, I have hereunto set my hand this 23rd day of July, 2025.

/s/ Claire Yang
Claire Yang
Sole Incorporator

[Signature Page to Articles of Incorporation]